SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (the “Agreement”) is made and entered into by and between GS II SERIES 1998 C-1 HOME MORTGAGE PLAZA HATO REY LLC, (hereinafter “GS II”), a Delaware corporation, represented herein by U.S. Bank National Association, as Successor Trustee, successor-in-interest to Bank of America, N.A. (successor-by-merger to LaSalle National Bank Association, f/k/a LaSalle National Bank), as Trustee for the Registered Certificateholders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, its  Sole Member, represented in turn by KeyBank National Association, its Special Servicer, by Joel McCarty, Vice President, Special Servicing; PDL, Inc. (“PDL”) and Presidential Realty Corporation (“Presidential”), both also Delaware corporations and both represented herein by Alexander Ludwig, President of both entities.

WITNESSETH

WHEREAS, GS II as plaintiff, and PDL and Presidential as co-defendants, are parties to a litigation captioned U.S. Bank National Association, as Trustee, as Successor-In-Interest to Bank of America, National Association, as Trustee for the Registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, Acting by and Through Berkadia Commercial Mortgage LLC in its Capacity as Special Servicer Pursuant to the Pooling and Servicing Agreement Dated October 11, 1998 v. PDL, Inc. & Associates, Limited Copartnership; PDL, Inc; Presidential Realty Corporation; Lester Cohen; F.D. Rich Company of Puerto Rico, Inc., Case Number KCD 12-0763 (602) before the Puerto Rico Court of First Instance, San Juan Superior Part, (hereinafter the “Litigation”);

WHEREAS, GS II acquired all rights from the original plaintiff in the Litigation and under the guarantees executed on April 16, 1998 by PDL, Presidential, and Lester Cohen; and on April 17, 1998 by F.D. Rich Company of Puerto Rico, Inc. (“Rich”) (hereinafter the “Guarantees”) by virtue of an agreement dated August 28, 2013 and its substitution for the original plaintiff was authorized by an order entered by the Puerto Rico Court of First Instance on September 9, 2013;

WHEREAS, GS II is the sole and exclusive owner of all of the rights and claims under the Guarantees including any of those asserted in the Litigation;

WHEREAS, the claims against PDL, Inc. & Associates, Limited Copartnership have been previously resolved in the Litigation and the pending claims are against the remaining defendants;

WHEREAS, GS II, PDL and Presidential do not wish to continue incurring fees and expenses in the Litigation;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained the sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1. PDL and Presidential will pay GS II two hundred thousand dollars ($200,000.00) (the “Settlement Amount”) within 3 business days from the full execution of this Agreement. This Agreement shall not be effective until receipt by GS II of the Settlement Amount. The payment will be made by wire transfer pursuant to standard banking practices to the following account of GS:

Bank: Wells Fargo Bank, N.A.

Location: 420 Montgomery Street, San Francisco, CA 94104

ABA Number: 121-000-248

Bank Account: 2100012537715

Credit To: Berkadia Commercial Mortgage LLC

Reference: 982005920

2. In consideration of the payment of the Settlement Amount and subject to its receipt by GS II as contemplated hereunder and other good and valuable consideration, GS II, PDL, and Presidential and their predecessors, successors, parents, subsidiaries, affiliates, if any or if applicable, and its current and former attorneys, insurers, agents, assigns, employees, shareholders, officers and directors, if any or if applicable, do hereby mutually and fully remise, release and forever discharge one another, their predecessors, successors, parents, subsidiaries, affiliates and their former and current attorneys, insurers, agents, assigns, employees, shareholders, officers and directors, of and from any and all claims, controversies, demands, causes of action, losses, impositions, undertakings, damages, attorney fees, costs and expenses, and all matters whatsoever or whatever kind or nature arising out of law or equity, known or unknown which GS II, PDL and Presidential, their respective predecessors, successors, parents, subsidiaries, affiliates and/or their current and/or former attorneys, insurers, agents, assigns, shareholders, officers and/or directors, if any or if applicable, ever had, now have, or can, shall, or may have against each other and/or their respective predecessors, successors, parents, subsidiaries, affiliates, and/or their current and/or former attorneys, insurers, agents, assigns, employees, shareholders, officers and/or directors, if any or if applicable, relating in any way, but not limited to, all claims and matters arising from the Litigation and the Guarantees.

2

3. In consideration of the payment of the Settlement Amount, and subject to the conditions set forth in Paragraph 1 above, GS II furthermore hereby release Lester Cohen and Rich, their predecessors, successors, former and current attorneys, insurers, agents, assigns, employees, of and from any and all claims, controversies, demands, causes of action, losses, impositions, undertakings, damages, attorney fees, costs and expenses, and all matters whatsoever or whatever kind or nature arising out of law or equity, known or unknown, which GS II, its predecessors, successors, parents, subsidiaries, affiliates and/or their current and/or former attorneys, insurers, agents, assigns, shareholders, officers and/or directors, if any or if applicable, ever had, now has, or can, shall, or may have against Lester Cohen and Rich and their predecessors, successors, and/or his current and/or former attorneys, insurers, agents, assigns, employees, if any or if applicable, relating in any way, to all claims and matters arising from the Litigation and the Guarantees.

4. PDL and Presidential irrevocably and unconditionally release, discharge, indemnify and hold harmless GS II against any claims, and any costs related to any claims, that Lester Cohen or Rich, and their predecessors, successors, parents, subsidiaries, affiliates and/or their current and/or former attorneys, insurers, agents, assigns, shareholders, officers and/or directors, if any or if applicable, ever had, now has, or can, shall, or may have against GS II, its predecessors, successors, and/or his current and/or former attorneys, insurers, agents, assigns, employees, if any or if applicable, relating in any way, to the Litigation and to the execution of this Agreement.

5. Within three (3) business days of the receipt of the Settlement Amount, GS II will file a motion informing the Court that a settlement has been reached to end all claims and controversies between the parties and requesting that the remaining claims in the case be dismissed with prejudice.

6. Neither PDL or Presidential shall seek, directly or indirectly, protection under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, if at all, until at least one hundred twenty (120) days after payment of the Settlement Amount (the “Settlement Period”). Any action by PDL or Presidential to commence a case or cases under such laws prior to the expiration of the Settlement Period shall be a breach of this Agreement and shall constitute grounds for dismissal thereof or for GS II being granted relief from any automatic stay in bankruptcy.

3

In the event that, prior to the expiration of the Settlement Period, PDL or Presidential shall: (i) file with a bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the United States Code, as amended; or (ii) be the subject of any order for relief issued under such Title 11 of the United States Code, as amended; or (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for PDL and/or Presidential; or (iv) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator; or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against any of PDL and/or Presidential for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or relief of any of PDL and/or Presidential; then in any such event GS II shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of Title 11 of the United States Code, as amended, or otherwise, on or against the exercise of the rights and remedies otherwise available to GS II.

If the payments of the Settlement Amount to GS II by or on behalf of PDL and/or Presidential, pursuant to this Agreement, shall subsequently be declared to be “void” or “voidable” within the meaning of any state or federal law relating to creditors’ rights, including, without limitation, fraudulent conveyances, a preference, or otherwise voidable or recoverable, in whole or in part, for any reason under the federal Bankruptcy Code or any other federal or state law (individually, a “Voidable Transfer”), and GS II is required to repay or restore any such Voidable Transfer or the amount or any portion thereof, or upon the advice of its counsel is advised to do so, then,(i)this Agreement shall be deemed null and void and the Guarantees shall be deemed to be reinstated and in full force and effect; and (ii) as to any such Voidable Transfer or the amount repaid or restored (including all reasonable costs, expenses and attorneys’ fees of GS II related thereto), the indebtedness to GS II, or portion thereof, paid or deemed satisfied by such Voidable Transfer, such amount shall automatically be revived, reinstated and restored to the extent that such indebtedness to GS II, or portion thereof, existed immediately prior to such Voidable Transfer, and such indebtedness to GS II, or portion thereof, shall exist as though such Voidable Transfer had never been made. The provisions of this Paragraph 6 shall survive payment of the Settlement Amount.

7. Each of the parties to this Agreement acknowledge that this Agreement is made and executed by its own free will; that each party has discussed the details of this Agreement with its attorneys; that each party knows all of the relevant facts and its rights in connection therewith; and that no party has been improperly influenced or improperly induced to make this compromise settlement as a result of any act or action on the part of any party, employee, agent, attorney or representative of any of the parties to this Agreement.

8. The Parties acknowledge and agree that they have all participated in the drafting of this Agreement, and the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

9. Each of the undersigned represents that he has full authority to execute this Agreement on behalf of the principals set forth, and that this Agreement has been authorized and approved by said principals and any other authority required for said execution.

10. This Agreement contains the ENTIRE AGREEMENT among the parties hereto, supersedes and may not be contradicted by prior or contemporaneous negotiations or communications, written or oral, and the terms of this Agreement are contractual and not merely a recital. This Agreement may not be altered or amended except by an instrument in writing signed by all parties. The Parties shall each pay their own costs and attorneys’ fees incurred in connection with the claims, demands, causes of action, and lawsuits referred to in this Agreement.

11. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to other persons or circumstances shall not be affected thereby, and shall be enforced to the greatest extent permitted by law.

12. This Agreement shall be governed by the laws of the state of New York with respect to the Guaranty executed by PDL, Presidential and Lester Cohen, and by the laws of Connecticut with respect to the Guaranty executed by Rich.

13. This Agreement may be executed separately by the parties, in original or copy or by fax, without affecting its validity.

4

In WITNESS WHEREOF, the parties hereto, and their undersigned agents or representatives, warrant and represent that they have read this Agreement, that they fully understand its terms, conditions, requirements and effects, and that they execute this agreement freely and voluntarily.

In San Juan, Puerto Rico, this 18th day of December, 2013.

GS II SERIES 1998 C-1 HOME MORTGAGE PLAZA HATO REY LLC, a Delaware limited liability company

By: U.S. Bank National Association, as Successor Trustee, successor-in-interest to Bank of America, N.A. (successor-by-merger to LaSalle National Bank Association, f/k/a LaSalle National Bank), as Trustee for the Registered Certificateholders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1

Its: Sole Member

By: KeyBank National Association.

Its:   Special Servicer

By:_/s/ Joel McCarty

Joel McCarty, Vice President Special Servicing

PDL, INC. By:/S/ Alexander Ludwig PRESIDENTIAL REALTY CORPORATION By:/S/ Alexander Ludwig

5